Exhibit 99.1

Foresight Energy LP Announces Second Quarter 2015 Results

Second Quarter 2015 Highlights:

•	Sales volumes increased to 5.6 million tons contributing to total revenues of $251.2 million and Adjusted EBITDA of $103.5 million
•	Announced quarterly cash distribution of $0.38 per unit
•	Further improved liquidity by amending its credit facility
•	Maintaining focus on delivering synergies as part of the Murray Energy Corporation transaction by lowering SG&A, improving Foresight’s cost structure and reducing capital spending

ST. LOUIS, Missouri—(BUSINESS WIRE)—July 30, 2015—Foresight Energy LP (NYSE: FELP) today reported sales volumes of 5.6 million tons, total revenues of $251.2 million and Adjusted EBITDA of $103.5 million for the quarter ended June 30, 2015.  Net loss attributable to limited partner units amounted to $(25.4) million or $(0.20) per unit, which includes $(12.3) million, or $(0.09) per unit, of transition and reorganization costs related to the transaction with Murray Energy Corporation.

“The second quarter was significant for Foresight as we announced the transaction with Murray Energy Corporation and made considerable progress in transitioning and reorganizing our operations to begin taking advantage of significant synergies between these two leading coal producers," said Robert D. Moore, Foresight’s President and Chief Executive Officer. "This transaction creates a pipeline of productive coal assets that can support Foresight’s ability to generate cash flow and bolster its growth in spite of the challenging coal markets.”

Foresight also announced that the Board of Directors of its General Partner approved a quarterly cash distribution of $0.38 per unit, an annualized rate of $1.52 per unit.  This distribution represents an increase of 2.7% from the prior distribution and a 12.6% increase over the minimum quarterly distribution of $0.3375 per unit established at the time of its IPO.  The distribution is payable on August 26, 2015 for unitholders of record on August 14, 2015.

Consolidated Financial Results

Three Months Ended June 30, 2015 Compared to Three Months Ended June 30, 2014

Total revenues were $251.2 million for the second quarter of 2015 compared to $266.7 million for the second quarter of 2014.  Coal sales decreased $16.8 million from the second quarter of 2014 due to a decline in coal sales realization per ton sold of $4.76 offset by a 3.8% increase in sales volumes compared to the second quarter of 2014.  Coal sales realization per ton sold decreased from $49.14 per ton to $44.38 per ton due to the continued weakness in coal markets, particularly in international markets where pricing remains challenged.  Total revenues for the second quarter of 2015 were favorably impacted by $1.3 million of other revenues related to the drop-down transactions completed with Murray Energy during the quarter.

Cost of coal produced was $122.0 million for the second quarter of 2015 compared to $106.6 million for the second quarter of 2014.  The increase of $15.4 million from the second quarter of 2014 was driven by a $2.14 per ton increase in the cash cost per ton sold, as well as a 3.3% increase in sales volumes.  The increase in cash cost per ton sold during the current quarter was principally driven by higher repair costs, maintenance, roof control and longwall-related costs at Foresight’s Williamson and Sugar Camp mines offset by synergies resulting from the Murray Energy transaction. Also included in cost of coal produced for the second quarter of 2015 were the direct and indirect costs of the combustion event at our Hillsboro operation, which required us to temporarily idle the mine.  However, these costs were partially offset by a favorable adjustment related to a refund from our utility provider during the second quarter of 2015.  While production was impacted by this event, Foresight had sufficient inventory on hand at both our Hillsboro and Macoupin operations to satisfy sales commitments during this period.

Transportation expense was $46.0 million for the second quarter of 2015 compared to $48.2 million for the second quarter of 2014.  The decrease of $2.2 million was primarily related to lower liquidated damages charges due to the reduction in the required minimum volumes through Convent Marine Terminal.

Depreciation, depletion and amortization expense was $52.7 million for the second quarter of 2015 compared to $41.4 million for the second quarter of 2014.  The increase of $11.3 million was primarily due to the startup of our second longwall at our Sugar Camp complex, which came out of development in June of 2014.

Selling, general and administrative expenses were $6.1 million for the second quarter of 2015 compared to $11.2 million for the second quarter of 2014.  The decrease of $5.1 million was primarily due to synergies from the Murray Energy transaction including lower discretionary bonus and equity-based compensation expenses during the current year period. Also, the prior year period included $1.5 million in expense for equity awards that were granted upon the closing of the IPO and vested immediately.

Transition and reorganization costs were $12.3 million for the second quarter of 2015.  As part of the Murray Energy transaction, Foresight entered into a management services agreement with Murray Energy with the intent of optimizing and reorganizing certain corporate administrative functions and generating synergies between the two companies through the elimination of redundant headcount.  The costs for the current period are comprised of retention compensation to certain employees during the transition period and termination benefits to employees whose positions were replaced during the current period by Murray Energy employees under the management services agreement.  Included in these costs were $5.8 million of expense paid by Foresight Reserves, Foresight’s parent company, which were recorded as capital contributions, $2.6 million of equity-based compensation for the accelerated vesting of certain equity awards and various other one-time charges related to the transaction.  An additional $3.3 million in costs paid by Foresight Reserves were deferred and will be expensed over the employee retention periods.

Foresight recorded a loss on our commodity derivative contracts of $5.9 million for the second quarter of 2015 compared to a $7.0 million gain for the second quarter of 2014.  This change is attributed to an increase in the API 2 coal index forward price curve during the second quarter of 2015 as opposed to a decline in the API 2 forward price curve during the second quarter of 2014. For the current quarter, Foresight had realized gains of $27.4 million of which $15.8 million was for contracts that settled prior to their contractual maturities, to lock-in gains imbedded in those derivatives.

Adjusted EBITDA was $103.5 million for the second quarter of 2015 compared to $104.5 million for the second quarter of 2014.  The slight decrease from the prior year quarter was due to lower coal sales and higher cash costs during the current year period offset by increased sales volumes and the recognition of realized gains on commodity derivative contracts.

Liquidity and Financing

During the second quarter of 2015, Foresight improved its liquidity position by increasing the capacity under its revolving credit facility by $50.0 million and issuing an incremental $60.0 million of term loan borrowings.  As of June 30, 2015, Foresight had $203.0 million of liquidity, comprised of $28.0 million in cash and $175.0 million of availability under its revolving credit facility.  Foresight continues to focus on managing its available liquidity through these difficult market conditions and will continue to pursue drop-down transactions that are accretive to Foresight going forward.

Outlook

Looking ahead, Foresight has updated its full-year earnings outlook to reflect results to date and to take account of the continued decline in the coal markets and to incorporate the contributions from our drop-down transactions and management services agreement, in addition to the other expected synergies from the transaction with Murray Energy. Foresight’s focus continues to be on delivering the synergies by reducing overhead costs and identifying ways to streamline operations, further improving its cost structure.  Considering the items mentioned above, Foresight is adjusting the previously issued guidance for its operating and investment activities.

“Although we are tempering our outlook to reflect the current market environment, Foresight is committed to maintaining its cost leadership and profitability in order to continue supporting its distribution,” said Robert D. Moore, Foresight’s President and Chief Executive Officer.

Sales Volumes – Guidance for sales volumes is reduced to 22.5 to 23.5 million tons from the previous range, which was between 22.8 and 25.2 million tons.  Foresight has current commitments for 21.9 million tons for 2015.

Adjusted EBITDA – As a result of lower expected sales volumes, Foresight is tightening its adjusted EBITDA guidance to a range of $385 to $400 million from the previous range of $385 to $425 million.

Capital Expenditures – As a result of realized and expected synergies with Murray Energy, guidance for total 2015 capital expenditures is being revised downward and is now estimated to be $105 to $110 million, including maintenance capital estimates of $70 to $80 million.  The prior outlook estimate was between $115 to $130 million, including a maintenance capital range of $80 to $90 million.

Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of the federal securities laws. These statements contain words such as “possible,” “intend,” “will,” “if” and “expect” and can be impacted by numerous factors, including risks relating to the securities markets, the impact of adverse market conditions affecting business of the Partnership, adverse changes in laws including with respect to tax and regulatory matters and other risks. There can be no assurance that actual results will not differ from those expected by management of the Partnership. The Partnership undertakes no obligation to update or revise such forward-looking statements to reflect events or circumstances that occur, or which the Partnership becomes aware of, after the date hereof.

Non-GAAP Financial Measures

Adjusted EBITDA and distributable cash flow (“DCF”) are non-GAAP supplemental financial measures that management and external users of the Partnership’s consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:

•	the Partnership’s operating performance as compared to other publicly traded partnerships, without regard to historical cost basis or, in the case of Adjusted EBITDA, financing methods;

•	the ability of the Partnership’s assets to generate sufficient cash flow to make distributions to its unitholders;

•	the Partnership’s ability to incur and service debt and fund capital expenditures; and
•	the viability of acquisitions and other capital expenditure projects and the returns on investment of various expansion and growth opportunities.

We define Adjusted EBITDA as net income (loss) attributable to controlling interests before interest, income taxes, depreciation, depletion, amortization and accretion. Adjusted EBITDA is also adjusted for equity-based compensation, unrealized gains or losses on derivatives, early debt extinguishment costs and material nonrecurring or other items which may not reflect the trend of future results. We define DCF as Adjusted EBITDA less cash interest expense, net and estimated maintenance capital expenditures, plus returns on our direct financing lease and contractual override arrangements.

We believe that the presentation of Adjusted EBITDA and DCF provides useful information to investors in assessing the Partnership’s financial condition and results of operations. Adjusted EBITDA and DCF should not be considered alternatives to net income, operating income, or any other measure of financial performance presented in accordance with U.S. GAAP, nor should Adjusted EBITDA and DCF be considered alternatives to operating surplus, adjusted operating surplus or other definitions in the Partnership’s partnership agreement. Adjusted EBITDA and DCF have important limitations as analytical tools because they exclude some but not all items that affect net income.  Additionally, because Adjusted EBITDA and DCF may be defined differently by other companies in the industry, and the Partnership’s definition of Adjusted EBITDA and DCF may not be comparable to similarly titled measures of other companies, thereby diminishing their utility. For a reconciliation of these non-U.S. GAAP measures to their most directly comparable U.S. GAAP financial measure, please see the table below.

This press release references forward-looking estimates of Adjusted EBITDA projected to be generated by the Partnership during 2015 as well as the Adjusted EBITDA projected to be contributed annually by the acquisition of assets from Foresight Reserves and Murray Energy. A reconciliation of estimated 2015 Adjusted EBITDA to U.S. GAAP net income is not provided because U.S. GAAP net income for the projection period is not assessable. The Partnership’s net income is affected by unrealized gains and losses on commodity derivative contracts, which are not assessable at this time because they will be a function of prevailing market prices for coal in the future. The amount of such gains and losses could be significant, such that the amount of additional net income would vary substantially from the amount of projected Adjusted EBITDA.   A reconciliation of the Adjusted EBITDA projected to be contributed annually by the acquired assets is not provided because the Partnership does not allocate selling, general and administrative or interests costs among its assets (including the acquired assets).

About Foresight Energy LP

Foresight Energy LP is a leading producer and marketer of thermal coal controlling over 3 billion tons of coal reserves in the Illinois Basin. Foresight currently operates four mining complexes (Williamson, Sugar Camp, Hillsboro and Macoupin), with four longwall systems, and the Sitran river terminal on the Ohio River.   Foresight’s operations are strategically located near multiple rail and river transportation access points, providing transportation cost certainty and flexibility to direct shipments to the domestic and international markets.

Contact

Oscar A. Martinez

Senior Vice President & Chief Financial Officer

(314) 932-6152

Investor.relations@foresight.com

Foresight Energy LP

Unaudited Condensed Consolidated Statements of Operations

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
	(In Thousands, Except per Unit Data)
Revenues
Coal sales	$249,900	$266,677	$488,815	$509,400
Other revenues	1,322	—	1,322	—
Total revenues	251,222	266,677	490,137	509,400

Costs and expenses:
Cost of coal produced (excluding depreciation, depletion and amortization)	121,987	106,581	232,575	199,529
Cost of coal purchased	1,902	527	2,008	732
Transportation	46,021	48,174	93,380	106,735
Depreciation, depletion and amortization	52,731	41,370	91,549	77,306
Accretion on asset retirement obligations	567	405	1,134	810
Selling, general and administrative	6,057	11,196	20,523	20,234
Transition and reorganization costs	12,251	—	12,251	—
Loss (gain) on commodity derivative contracts	5,905	(7,028)	(23,162)	(22,429)
Other operating income, net	(278)	(1,622)	(14,258)	(2,320)
Operating income	4,079	67,074	74,137	128,803
Other expenses:
Loss on early extinguishment of debt	—	4,979	—	4,979
Interest expense, net	29,359	30,350	56,700	59,954
Net (loss) income	(25,280)	31,745	17,437	63,870
Less: net income attributable to noncontrolling interests	123	1,390	534	2,015
Net (loss) income attributable to controlling interests	(25,403)	30,355	16,903	61,855
Less: net income attributable to predecessor equity	—	34,586	23	66,086
Net (loss) income attributable to limited partner units	$(25,403)	$(4,231)	$16,880	$(4,231)

Net (loss) income subsequent to initial public offering available to limited partner units - basic and diluted:
Common units	$(12,713)	$(2,073)	$8,444	$(2,073)
Subordinated units	$(12,690)	$(2,158)	$8,436	$(2,158)

Net (loss) income subsequent to initial public offering per limited partner unit - basic and diluted:
Common units	$(0.20)	$(0.03)	$0.13	$(0.03)
Subordinated units	$(0.20)	$(0.03)	$0.13	$(0.03)

Weighted average limited partner units outstanding - basic and diluted:
Common units	65,071	64,811	65,021	64,811
Subordinated units	64,955	64,739	64,913	64,739

Distributions declared per limited partner unit	$0.37	$—	$0.73	$—

Foresight Energy LP

Unaudited Condensed Consolidated Balance Sheets

	June 30,	December 31,
	2015	2014
	(In Thousands)
Assets
Current assets:
Cash and cash equivalents	$28,025	$26,509
Accounts receivable	78,494	80,911
Due from affiliates	4,258	532
Financing receivables - affiliates	2,588	-
Inventories	118,654	92,075
Prepaid expenses	8,102	2,157
Prepaid royalties	3,848	8,380
Deferred longwall costs	25,694	23,224
Coal derivative assets	26,875	36,080
Other current assets	3,326	6,302
Total current assets	299,864	276,170
Property, plant, equipment and development, net	1,485,593	1,522,488
Due from affiliates	2,691	—
Financing receivables - affiliates	71,510	—
Prepaid royalties	65,453	59,967
Coal derivative assets	19,071	24,957
Other assets	31,451	32,070
Total assets	$1,975,633	$1,915,652
Liabilities and partners’ capital
Current liabilities:
Current portion of long-term debt and capital lease obligations	$101,307	$44,143
Accrued interest	24,105	25,136
Accounts payable	40,091	60,206
Accrued expenses and other current liabilities	38,199	37,820
Due to affiliates	10,231	15,107
Total current liabilities	213,933	182,412
Long-term debt and capital lease obligations	1,402,537	1,316,528
Sale-leaseback financing arrangements – affiliate	193,434	193,434
Asset retirement obligations	31,426	31,373
Other long-term liabilities	6,019	5,508
Total liabilities	1,847,349	1,729,255
Total partners' capital	128,284	186,397
Total liabilities and partners' capital	$1,975,633	$1,915,652

Foresight Energy LP

Unaudited Condensed Consolidated Statements of Cash Flows

	Six Months Ended
	June 30,
	2015	2014
	(In Thousands)
Cash flows from operating activities
Net income	$17,437	$63,870
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	91,549	77,306
Equity-based compensation	11,637	2,180
Unrealized losses (gains) on commodity derivative contracts and cumulative prior unrealized gains realized during the period	17,470	(17,710)
Realized gain on commodity derivative contracts included in investing activities	(19,073)	—
Transition and reorganization expenses paid by Foresight Reserves LP	5,758	—
Noncash loss on early extinguishment of debt	—	4,681
Other	4,467	5,692
Changes in operating assets and liabilities:
Accounts receivable	2,417	(6,244)
Due from/to affiliates, net	(6,835)	3,339
Inventories	(24,657)	(15,350)
Prepaid expenses and other current assets	(1,384)	(5,024)
Prepaid royalties	(954)	73
Commodity derivative contract assets and liabilities, net	(2,174)	(1,399)
Accounts payable	(20,115)	10,867
Accrued interest	(1,031)	2,361
Accrued expenses and other current liabilities	(2,515)	1,416
Other	(3,117)	(472)
Net cash provided by operating activities	68,880	125,586
Cash flows from investing activities
Investment in property, plant, equipment and development	(55,124)	(118,629)
Investment in transactions with Murray Energy (affiliate)	(75,000)	—
Acquisition of an affiliate	—	(3,822)
Proceeds from sale of equipment	—	40
Settlement of coal derivative contracts	19,073	—
Net cash used in investing activities	(111,051)	(122,411)
Cash flows from financing activities
Net increase in borrowings under revolving credit facility	49,000	54,000
Net increase in borrowings under A/R securitization program	56,500	—
Proceeds from other long-term debt	59,325	29,719
Payments on other long-term debt and capital lease obligations	(22,248)	(289,467)
Distributions paid	(95,200)	(117,767)
Proceeds from issuance of common units (net of underwriters' discount)	—	329,875
Initial public offering costs paid (other than underwriters' discount)	—	(7,061)
Debt issuance costs paid	(2,473)	(297)
Other	(1,217)	—
Net cash provided by (used in) financing activities	43,687	(998)
Net increase in cash and cash equivalents	1,516	2,177
Cash and cash equivalents, beginning of period	26,509	24,787
Cash and cash equivalents, end of period	$28,025	$26,964

Supplemental information and disclosures of non-cash financing activities:
Interest paid, net of amounts capitalized	$54,476	$53,863
Non-cash distribution	$—	$12,187
Non-cash contribution	$9,079	$—
Short-term insurance financing	$2,806	$—

Reconciliation of U.S. GAAP Net (Loss) Income Attributable to Controlling Interests to Adjusted EBITDA and DCF:

	Three Months Ended			Six Months Ended
	June 30, 2015	June 30, 2014	March 31, 2015	June 30, 2015	June 30, 2014
	(In Thousands)
Net (loss) income attributable to controlling interests	$(25,403)	$30,355	$42,306	$16,903	$61,855
Interest expense, net	29,359	30,350	27,341	56,700	59,954
Depreciation, depletion and amortization	52,731	41,370	38,818	91,549	77,306
Accretion on asset retirement obligations	567	405	567	1,134	810
Transition and reorganization costs(1)	12,251	—	—	12,251	—
Loss on early extinguishment of debt	—	4,979	—	—	4,979
Equity-based compensation(1)	759	1,805	8,231	8,990	2,180
Unrealized loss (gain) on commodity derivative contracts and prior cumulative unrealized gains realized during the period	33,252	(4,800)	(15,782)	17,470	(17,710)
Adjusted EBITDA	103,516	104,464	101,481	204,997	$189,374

Less: estimated maintenance capital expenditures(2)	(18,000)	(18,000)	(19,300)	(37,300)
Less: cash interest expense, net(3)	(27,731)	(28,760)	(25,713)	(53,444)
Add: return of investment on financing arrangements(4)	903	—	—	903
Distributable cash flow	$58,688	$57,704	$56,468	$115,156

(1) - Equity-based compensation of $2,647 was recorded in transition and reorganization costs for the three and six months ended June 30, 2015.
(2) - Amount represents the average estimated quarterly maintenance capital expenditures required to maintain our assets over the long-term.

(3) - Cash interest expense is calculated as U.S. GAAP interest expense for the period excluding the amortization expense recorded during the period for deferred debt issuance costs and debt discounts.

(4) - Return of investment on financing arrangements represents the scheduled principal repayments under the overriding royalty financing arrangement and direct financing lease with Murray Energy.

Operating Metrics
	Three Months Ended			Six Months Ended
	June 30, 2015	June 30, 2014	March 31, 2015	June 30, 2015	June 30, 2014
	(In Thousands, Except Per Ton Data)

Produced tons sold	5,589	5,413	5,101	10,690	10,114
Purchased tons sold	42	14	—	42	19
Total tons sold	5,631	5,427	5,101	10,732	10,133

Tons produced	4,700	5,578	6,608	11,309	10,638

Coal sales realization per ton sold(1)	$44.38	$49.14	$46.84	$45.55	$50.27
Cash cost per ton sold(2)	$21.83	$19.69	$21.68	$21.76	$19.73
Netback to mine realization per ton sold(3)	$36.21	$40.26	$37.55	$36.85	$39.74

(1) - Coal sales realization per ton sold is defined as coal sales divided by total tons sold.
(2) - Cash cost per ton sold is defined as cost of coal produced (excluding depreciation, depletion and amortization) divided by produced tons sold.
(3) - Netback to mine realization per ton sold is defined as coal sales less transportation expense divided by tons sold.